Amendment Number 1
                Capstone Social Ethics and Religious Values Fund
                      Investment Company Services Agreement


This Amendment Number 1, dated ( ______________, 2001), to Investment Company Services Agreement ("Agreement") dated October 1, 1998 between the Capstone Social Ethics and Religious Values Fund (the "Fund"), and Declaration Service Company ("Declaration"), is adopted to provide the following:

Schedule C of the Agreement is hereby amended to add the following Series/ Portfolios of the Fund:

         Capstone Social Ethics and Religious Values Fund - Conservative Income Fund Capstone Social Ethics and Religious Values Fund - Conservative Income and Growth Fund Capstone Social Ethics and Religious Values Fund
         - Moderate Growth Fund

Schedule B of the Agreement is hereby amended to eliminate the "Asset Charge" for any assets of the above portfolios which are invested in any other of the Capstone Family of Funds.

All portions of the Agreement not specifically amended herein shall remain in full force and effect.


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Edward J. Jaroski                            Terence P. Smith
President                                    Chief Executive Officer
Capstone Social Ethics and                   Declaration Service Company
Religious Values Fund